Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Experts”, “Summary Financial Information and Other Data”, and “Selected Historical Financial and Other Data” and to the use of our report dated March 22, 2011, in the Registration Statement (Form S-1) and related Prospectus of The Fresh Market, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Greensboro, North Carolina

March 22, 2011